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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*

                             Berkshire Hathaway Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class B Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    084670207
                                 --------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X|      Rule 13d-1(b)

|_|      Rule 13d-1(c)

|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 084670207
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Trustees of General Electric Pension Trust
         I.R.S. # 14-6015763

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      |_|

(b)      |X|

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of New York

--------------------------------------------------------------------------------
NUMBER OF               5.       SOLE VOTING POWER
SHARES
BENEFICIALLY                     None
OWNED
BY EACH                 --------------------------------------------------------
REPORTING               6.       SHARED VOTING POWER
PERSON WITH:
                                 31,535

                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 None

                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 31,535

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         31,535

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.59% (1.58% if aggregated with the shares beneficially owned by the other Reporting Persons (as defined in the Introductory Note))

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         EP

CUSIP NO. 084670207
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       General Electric Investment Corporation, as Investment Manager of GEPT (as defined below) and as Investment Adviser to certain other entities and accounts
       I.R.S. #22-2152310

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      |_|

(b)      |X|

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware

--------------------------------------------------------------------------------
NUMBER OF               5.       SOLE VOTING POWER
SHARES
BENEFICIALLY                     14,104
OWNED
BY EACH                 --------------------------------------------------------
REPORTING               6.       SHARED VOTING POWER
PERSON WITH:
                                 31,535

                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 14,104

                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 31,535

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         45,639

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.85% (1.58% if aggregated with the shares beneficially owned by the other Reporting Persons)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IA, CO

CUSIP NO. 084670207
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         GE Asset Management Incorporated (formerly, GE Investment Management Incorporated), as Investment Adviser to certain entities and accounts I.R.S. #06-1238874

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)      |_|

(b)      |X|

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware

--------------------------------------------------------------------------------
NUMBER OF               5.       SOLE VOTING POWER
SHARES
BENEFICIALLY                     31,711
OWNED
BY EACH                 --------------------------------------------------------
REPORTING               6.       SHARED VOTING POWER
PERSON WITH:
                                 None

                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 31,711

                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 None

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         31,711

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         |_|

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.59% (1.58% if aggregated with the shares beneficially owned by the other Reporting Persons)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IA, CO

CUSIP NO. 084670207
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         General Electric Company
         I.R.S. #14-0689340

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      |_|

(b)      |X|

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of New York

--------------------------------------------------------------------------------
NUMBER OF               5.       SOLE VOTING POWER
SHARES
BENEFICIALLY                     0
OWNED
BY EACH                 --------------------------------------------------------
REPORTING               6.       SHARED VOTING POWER
PERSON WITH:
                                 Disclaimed (see 9 below)

                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 0

                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 Disclaimed (see 9 below)

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         Beneficial ownership of all shares disclaimed by General Electric
         Company

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

         |X|  Disclaimed (see 9 above)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Not applicable (see 9 above)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO

CUSIP NO. 084670207
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         General Electric Capital Services, Inc. (formerly, General Electric Financial Services, Inc.)
         I.R.S. #06-1109503

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      |_|

(b)      |X|

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware

--------------------------------------------------------------------------------
NUMBER OF               5.       SOLE VOTING POWER
SHARES
BENEFICIALLY                     None
OWNED
BY EACH                 --------------------------------------------------------
REPORTING               6.       SHARED VOTING POWER
PERSON WITH:
                                 Disclaimed (see 9 below)

                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 None

                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 Disclaimed (see 9 below)

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         Beneficial ownership of all shares disclaimed by General Electric Capital Services, Inc.

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

         |X| Disclaimed (see 9 above)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Not applicable (see 9 above)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO

CUSIP NO. 084670207
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Employers Reassurance Corporation
         I.R.S. #

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      |_|

(b)      |X|

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Kansas

--------------------------------------------------------------------------------
NUMBER OF               5.       SOLE VOTING POWER
SHARES
BENEFICIALLY                     1,155
OWNED
BY EACH                 --------------------------------------------------------
REPORTING               6.       SHARED VOTING POWER
PERSON WITH:
                                 None

                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 1,155

                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 None

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,155

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         .02% (1.58% if aggregated with the shares beneficially owned by the other Reporting Persons)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO, IC

CUSIP NO. 084670207
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Employers Reinsurance Corporation
         I.R.S. #

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      |_|

(b)      |X|

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Missouri

--------------------------------------------------------------------------------
NUMBER OF               5.       SOLE VOTING POWER
SHARES
BENEFICIALLY                     4,756
OWNED
BY EACH                 --------------------------------------------------------
REPORTING               6.       SHARED VOTING POWER
PERSON WITH:
                                 None

                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 4,756

                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 None

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,756

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         .09% (1.58% if aggregated with the shares beneficially owned by the other Reporting Persons)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO, IC

CUSIP NO. 084670207
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         ERC Life Reinsurance Corporation
         I.R.S. #

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      |_|

(b)      |X|

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Missouri

--------------------------------------------------------------------------------
NUMBER OF               5.       SOLE VOTING POWER
SHARES
BENEFICIALLY                     332
OWNED
BY EACH                 --------------------------------------------------------
REPORTING               6.       SHARED VOTING POWER
PERSON WITH:
                                 None

                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 332

                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 None

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         332

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         less than .01% (1.58% if aggregated with the shares beneficially owned by the other Reporting Persons)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO, IC

CUSIP NO. 084670207
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         GE Reinsurance Corporation
         I.R.S. #

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      |_|

(b)      |X|

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Illinois

--------------------------------------------------------------------------------
NUMBER OF               5.       SOLE VOTING POWER
SHARES
BENEFICIALLY                     682
OWNED
BY EACH                 --------------------------------------------------------
REPORTING               6.       SHARED VOTING POWER
PERSON WITH:
                                 None

                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 682

                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 None

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         682

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         less than .01% (1.58% if aggregated with the shares beneficially owned by the other Reporting Persons)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO, IC

CUSIP NO. 084670207
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Westport Insurance Corporation
         I.R.S. #

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      |_|

(b)      |X|

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Missouri

--------------------------------------------------------------------------------
NUMBER OF               5.       SOLE VOTING POWER
SHARES
BENEFICIALLY                     388
OWNED
BY EACH                 --------------------------------------------------------
REPORTING               6.       SHARED VOTING POWER
PERSON WITH:
                                 None

                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 388

                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 None

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         338

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         less than .01% (1.58% if aggregated with the shares beneficially owned by the other Reporting Persons)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO, IC

CUSIP NO. 084670207
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         General Electric Mortgage Insurance Corporation
         I.R.S. #

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      |_|

(b)      |X|

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of North Carolina

--------------------------------------------------------------------------------
NUMBER OF               5.       SOLE VOTING POWER
SHARES
BENEFICIALLY                     1
OWNED
BY EACH                 --------------------------------------------------------
REPORTING               6.       SHARED VOTING POWER
PERSON WITH:
                                 None

                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 1

                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 None

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         less than .01% (1.58% if aggregated with the shares beneficially owned by the other Reporting Persons)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO, IC

CUSIP NO. 084670207
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Coregis Insurance Company
         I.R.S. #

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      |_|

(b)      |X|

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Indiana

--------------------------------------------------------------------------------
NUMBER OF               5.       SOLE VOTING POWER
SHARES
BENEFICIALLY                     231
OWNED
BY EACH                 --------------------------------------------------------
REPORTING               6.       SHARED VOTING POWER
PERSON WITH:
                                 None

                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 231

                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 None

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         231

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         less than .01% (1.58% if aggregated with the shares beneficially owned by the other Reporting Persons)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IC, CO

INTRODUCTORY NOTE: This Amendment No. 2 amends the Statement on Schedule 13G filed on behalf of General Electric Company, a New York corporation ("GE"), General Electric Investment Corporation, a Delaware corporation and a wholly owned subsidiary of GE ("GEIC"), GE Asset Management Incorporated (formerly, GE Investment Management Incorporated), a Delaware corporation and a wholly owned subsidiary of GE ("GEAM"), and the Trustees of General Electric Pension Trust, a New York common law trust ("GEPT") on February 17, 1999, as amended on February 14, 2000 (as amended, the "Schedule 13G"). This Amendment No. 2 is filed on behalf of GE, GEIC, GEAM, GEPT, General Electric Capital Services, Inc., a Delaware corporation and a wholly owned subsidiary of GE ("GECS"), General Electric Mortgage Insurance Corporation, a North Carolina corporation and an indirect wholly owned subsidiary of GECS ("GEMI"), Employers Reassurance Corporation, a Kansas corporation and an indirect wholly owned subsidiary of GECS ("ERAC"), Employers Reinsurance Corporation, a Missouri corporation and an indirect wholly owned subsidiary of GECS ("ERIC"), ERC Life Reinsurance Corporation, a Missouri corporation and an indirect wholly owned subsidiary of GECS ("ERCL"), GE Reinsurance Corporation, an Illinois corporation, and an indirect wholly owned subsidiary of GECS ("GERC"), Westport Insurance Corporation, a Missouri corporation and an indirect wholly owned subsidiary of GECS ("WEIC") and Coregis Insurance Company, an Indiana corporation and an indirect wholly owned subsidiary of GECS ("Coregis") (collectively, the "Reporting Persons"). GEIC is a registered investment adviser and acts as the Investment Manager of GEPT, and as an Investment Adviser to certain other entities and accounts, and may be deemed to be the beneficial owner of 31,535 shares of Class B Common Stock of Berkshire Hathaway Inc. (the "Issuer") owned by GEPT and of 14,104 shares of Class B Common Stock of the Issuer owned by such other entities and accounts. GEAM is a registered investment adviser and acts as an Investment Adviser to certain entities and accounts, and may be deemed to be the beneficial owner of 31,711 shares of Class B Common Stock of the Issuer owned by such entities or accounts. GEAM, GEPT, GEIC, GECS, ERAC, ERIC, ERCL, GERC, WEIC, GEMI and Coregis each expressly disclaim that they are members of a "group". GECS disclaims beneficial ownership of all shares held by ERAC, ERIC, ERCL, GERC, WEIC, GEMI and Coregis. GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group".

The Items of the Schedule 13G are hereby amended to read as follows:

ITEM 2(A) NAME OF PERSON FILING

Trustees of General Electric Pension Trust
General Electric Investment Corporation
GE Asset Management Incorporated
General Electric Company
General Electric Capital Services, Inc.
Employers Reassurance Corporation
Employers Reinsurance Corporation
ERC Life Reinsurance Corporation
GE Reinsurance Corporation
Westport Insurance Corporation

General Electric Mortgage Insurance
Corporation
Coregis Insurance Company

ITEM 2(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

The address of the principal offices of GEPT, GEIC, GECS and GEAM is 3003 Summer Street, Stamford, Connecticut 06905. The address of the principal offices of General Electric Company is 3135 Easton Turnpike, Fairfield, Connecticut 06431. The address of the principal offices of ERAC, ERIC, ERCL and WEIC is 5200 Metcalfe, Overland Park, Kansas 66205. The address of the principal offices of GEMI is 6601 Six Forks Road, Raleigh, North Carolina 27615. The address of the principal office of GERC is 475 Half Day Road, Suite 300, Lincolnshire, Illinois 60069. The address of the principal offices of Coregis is 181 West Madison, Chicago, Illinois 60602.

ITEM 2(C) CITIZENSHIP

Trustees of General Electric Pension Trust - New York Trust
General Electric Investment Corporation - Delaware corporation
GE Asset Management Incorporated - Delaware corporation
General Electric Company - Delaware corporation
General Electric Capital Services - Delaware corporation
Employers Reassurance Corporation - Kansas corporation
Employers Reinsurance Corporation - Missouri corporation
ERC Life Reinsurance Corporation - Missouri corporation
GE Reinsurance Corporation - Illinois corporation
Westport Insurance Corporation - Missouri corporation
General Electric Mortgage Insurance Corporation - North Carolina corporation Coregis Insurance Company - Indiana corporation

ITEM 4 OWNERSHIP

                                                          GEPT           GEIC           GEAM             GE
(a)    Amount beneficially owned                        31,535          45,639         31,711             0

(b)    Percent of class                                  0.59%           0.85%          0.59%        disclaimed

(c)    No. of shares to which person has

       (i)    sole power to vote or direct the vote       None          14,104         31,711           None

       (ii)   shared power to vote or direct             31,535         45,639          None         disclaimed

       (iii)  sole power to dispose or to direct
              disposition                                 None          14,104         31,711           None

       (iv)   shared power to dispose or to direct
              disposition                                31,535         45,639          None         disclaimed

ITEM 4 OWNERSHIP

                                                          ERAC           ERIC           ERCL            GERC
(a)    Amount beneficially owned                         1,155           4,756           332             682
                                                                                      less than        less than
(b)    Percent of class                                   .02%           .09%           .01%             .01%

(c)    No. of shares to which person has

       (i)    sole power to vote or direct the vote      1,155           4,756           332             682


       (ii)   shared power to vote or direct              None           None           None            None

       (iii)  sole power to dispose or to direct
              disposition                                1,155           4,756           332             682

       (iv)   shared power to dispose or to direct
              disposition                                 None           None           None            None

ITEM 4 OWNERSHIP

                                                  WEIC         GEMI        Coregis        GECS             GE
(a)    Amount beneficially owned                  388            1           231            0              0
                                                less than    less than    less than    disclaimed      disclaimed

(b)    Percent of class                           .01%         .01%         .01%

(c)    No. of shares to which person has

       (i)    sole power to vote or direct
              the vote                             388           1           231          None            None

       (ii)   shared power to vote or direct      None         None         None       disclaimed      disclaimed

       (iii)  sole power to dispose or to
              direct disposition                   388           1           231          None            None

       (iv)   shared power to dispose or to
              direct disposition                  None         None         None       disclaimed      disclaimed

NOTE: The Schedule 13G filed on February 17, 1999 contained an erroneous calculation of the percentage of beneficial ownership on the basis of the total number of shares of Class A Common Stock outstanding. The Reporting Persons, collectively, never owned more than 5% of the total number of shares of Class B Common Stock.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

                  [X]

ITEM 10           CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 30, 2000

                                         GENERAL ELECTRIC PENSION TRUST
                                         By: General Electric Investment
                                         Corporation, its Investment Manager


                                         By: /s/ MICHAEL M. PASTORE
                                             -----------------------------------
                                             Name:  Michael M. Pastore
                                             Title: Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 30, 2000

                                            GENERAL ELECTRIC INVESTMENT
                                            CORPORATION


                                            By: /s/ MICHAEL M. PASTORE
                                                --------------------------------
                                                Name:  Michael M. Pastore
                                                Title: Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 30, 2000

                                                GE ASSET MANAGEMENT
                                                INCORPORATED


                                                By: /s/ MICHAEL M. PASTORE
                                                    ----------------------------
                                                    Name:  Michael M. Pastore
                                                    Title: Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 17, 2000

                                                     GENERAL ELECTRIC COMPANY


                                                     By: /s/ JOHN H. MYERS
                                                         -----------------------
                                                         Name: John H. Myers
                                                         Title: Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 30, 2000

                                              GENERAL ELECTRIC CAPITAL
                                              SERVICES, INC.


                                              By: /s/ MICHAEL E. PRALLE
                                                  ------------------------------
                                                  Name: Michael E. Pralle
                                                  Title: Attorney-in-Fact

                                POWER OF ATTORNEY

         The undersigned, General Electric Capital Services, Inc., a Delaware corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

         Name of Attorney:

                                    Michael A. Gaudino
                                    Robert O. Oreilly, Sr.
                                    Marry K. Stegelmann
                                    James Ungari
                                    Leon E. Roday
                                    J. Gordon Smith
                                    Michael E. Pralle
                                    Iain MacKay
                                    Jonathan K. Sprole
                                    Barbara J. Gould
                                    Robert L. Lewis
                                    Wendy E. Ormond
                                    Mark F. Mylon

         Each attorney shall have the power and authority to do the following:

         To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by the Corporation, General Electric Capital Corporation or any of their subsidiaries.

         And, in connection with the foregoing, to execute and deliver all documents, acknowledgements, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

         Agreements, commitments, documents, instruments, and other writing executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

         Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2002.

         IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 22nd day of February, 2000.

                                    General Electric Capital Services, Inc.

         (Corporate Seal)

                                    By: /s/ NANCY E. BARTON
                                        --------------------------------------
                                        Nancy E. Barton, Senior Vice President

Attest:


/s/ BRIAN T. MACANANEY
--------------------------------------
Brian T. McAnaney, Assistant Secretary

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 17, 2000

                                                     EMPLOYERS REASSURANCE
                                                     CORPORATION


                                                     By: /s/ THOMAS POWERS
                                                         -----------------------
                                                         Name:  Thomas Powers
                                                         Title: Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 17, 2000

                                                     EMPLOYERS REINSURANCE
                                                     CORPORATION


                                                     By: /s/ THOMAS POWERS
                                                         -----------------------
                                                         Name:  Thomas Powers
                                                         Title: Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 17, 2000

                                                     ERC LIFE REINSURANCE
                                                     CORPORATION


                                                     By: /s/ THOMAS POWERS
                                                         -----------------------
                                                         Name:  Thomas Powers
                                                         Title: Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 17, 2000

                                                     GE REINSURANCE CORPORATION


                                                     By: /s/ THOMAS POWERS
                                                         -----------------------
                                                         Name:  Thomas Powers
                                                         Title: Director

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 17, 2000

                                                     WESTPORT INSURANCE
                                                     CORPORATION


                                                     By: /s/ THOMAS POWERS
                                                         -----------------------
                                                         Name:  Thomas Powers
                                                         Title: Director

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 18, 2000

                                        GENERAL ELECTRIC
                                        MORTGAGE INSURANCE
                                        CORPORATION


                                        By: /s/ JEROME T. UPTON
                                            ------------------------------------
                                            Name:  Jerome T. Upton
                                            Title: Vice President and Controller

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 17, 2000

                                          COREGIS INSURANCE
                                          COMPANY

                                          By: /s/ PATRICIA L. KUBERA
                                              ----------------------------------
                                              Name: Patricia L. Kubera
                                              Title: Senior Vice President

                                                                      SCHEDULE I

                             JOINT FILING AGREEMENT

                  This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Class B Common Stock of Berkshire Hathaway, Inc. is being filed on behalf of each of the undersigned.

Dated: March 30, 2000                 GENERAL ELECTRIC PENSION TRUST
                                      By: General Electric Investment
                                      Corporation, its Investment Manager


                                      By: /s/ MICHAEL M. PASTORE
                                          --------------------------------------
                                          Name: Michael M. Pastore
                                          Title: Vice President

                                      GENERAL ELECTRIC INVESTMENT CORPORATION


                                      By: /s/ MICHAEL M. PASTORE
                                          --------------------------------------
                                          Name: Michael M. Pastore
                                          Title: Vice President

                                      GE ASSET MANAGEMENT INCORPORATED


                                      By: /s/ MICHAEL M. PASTORE
                                          --------------------------------------
                                           Name: Michael M. Pastore
                                           Title: Vice President

                                      GENERAL ELECTRIC COMPANY


                                      By: /s/ JOHN H. MYERS
                                          --------------------------------------
                                          Name: John H. Myers
                                          Title: Vice President

                                      GENERAL ELECTRIC CAPITAL SERVICES, INC.


                                      By: /s/ MICHAEL E. PRALLE
                                          --------------------------------------
                                          Name: Michael E. Pralle
                                          Title: Attorney-in-Fact

                                      EMPLOYERS REASSURANCE
                                      CORPORATION


                                      By: /s/ THOMAS POWERS
                                          --------------------------------------
                                          Name: Thomas Powers
                                          Title: Vice President

                                      EMPLOYERS REINSURANCE
                                      CORPORATION


                                      By: /s/ THOMAS POWERS
                                          --------------------------------------
                                          Name: Thomas Powers
                                          Title: Vice President

                                      ERC LIFE REINSURANCE
                                      CORPORATION


                                      By: /s/ THOMAS POWERS
                                          --------------------------------------
                                          Name: Thomas Powers
                                          Title: Vice President

                                      GE REINSURANCE
                                      CORPORATION


                                      By: /s/ THOMAS POWERS
                                          --------------------------------------
                                          Name: Thomas Powers
                                          Title: Director

                                      WESTPORT INSURANCE
                                      CORPORATION


                                      By: /s/ THOMAS POWERS
                                          --------------------------------------
                                          Name: Thomas Powers
                                          Title: Director

                                      GENERAL ELECTRIC
                                      MORTGAGE INSURANCE
                                      CORPORATION


                                      By: /s/ JEROME T. UPTON
                                          --------------------------------------
                                          Name: Jerome T. Upton
                                          Title: Vice President and Controller

                                      COREGIS INSURANCE
                                      COMPANY


                                      By: /s/ PATRICIA L. KUBERA
                                          --------------------------------------
                                          Name: Patricia L. Kubera
                                          Title: Senior Vice President

                                                                     SCHEDULE II

                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06905

   The names of the Trustees of General Electric Pension Trust are as follows:

                                Eugene K. Bolton

                               Michael J. Cosgrove

                                 Ralph R. Layman

                                  Alan M. Lewis

                              Robert A. MacDougall

                                  John H. Myers

                                 Donald W. Torey

                                 John J. Walker